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                                                                     Exhibit 4.1

                 STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

     THIS STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT, dated the 17th day of September, 1998, is by and among Dover Saddlery, Inc., a Delaware corporation (the "Holding Company"), Stephen L. Day and Citizens Ventures, Inc. Certain terms used herein are defined in section 1.

                                   WITNESSETH:

     WHEREAS, on the date hereof, the Purchaser is purchasing certain securities from the Holding Company pursuant to the Securities Purchase Agreements;

     WHEREAS, it is a condition to such purchase that the parties hereto enter into this Agreement; and

     WHEREAS, the Restricted Securityholders agree that the purchase of such securities by the Purchaser is of value to them.

     NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

     1. Certain Definitions. Capitalized terms used in this Agreement without definition have the respective meanings ascribed thereto in the Securities Purchase Agreements. In addition, the following terms have the following respective meanings:

          "Controlling Shareholders" shall have the meaning specified in section 3.2.

          "Institutional Investor" shall mean the Purchaser and its successors and assigns, including successor holders of the Purchased Shares and Conversion Shares.

          "Purchaser" shall mean Citizens Ventures, Inc.

          "qualification" or "compliance" shall mean the qualification or compliance of all Registrable Shares included in any registration contemplated by section 5 under all applicable blue sky or other state securities laws.

          "Qualifying Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock and in which the aggregate net proceeds to the Holding Company are not less than
     $15,000,000.
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          "register", "registered" and "registration" as used in section 5 refer to a registration effected by filing a registration statement in compliance with the Securities Act to permit the sale and disposition of the Registrable Shares and any amendment filed or required to be filed to permit any such disposition.

          "Registrable Shares" shall mean any Conversion Shares, except that, as to any particular Registrable Shares, such securities, once issued, will cease to be Registrable Shares when (i) a registration statement covering such securities has been declared effective and such securities have been disposed of pursuant to an effective registration statement or (ii) such securities are sold to the public in accordance with Rule 144 (or any similar provision then in force) under the Securities Act. A Person shall be deemed a "holder" of Registrable Shares for purposes of section 5 if such Person is the holder of any Purchased Shares and/or Conversion Shares.

          "Registration Expenses" shall mean all fees, expenses and disbursements related to any registration, qualification or compliance pursuant to section 5, including, without limitation, all registration, filing, rating and listing fees, blue sky fees and expenses, printing expenses, fees and disbursements of counsel (including, without limitation, the reasonable fees, expenses and disbursements of counsel for the holder or holders of the Registrable Shares), and expenses of any special audits incident to or required by any registration, qualification or compliance, except that Registration Expenses shall not include any underwriters' discounts or commissions attributable to any Registrable Shares registered and sold pursuant to any such registration.

          "Restricted Securityholder" shall mean Stephen L. Day and his heirs, executors, successors and assigns, including any Person (other than an Institutional Investor) who shall acquire any Restricted Securities from any of them.

          "Restricted Securities" shall mean all Shares of the Holding Company and all securities convertible into or exercisable or exchangeable, directly or indirectly, for Shares of the Holding Company, which are owned by a Restricted Securityholder.

          "Sale to the Public" shall mean a sale either (a) pursuant to an effective registration statement under the Securities Act, or (b) in accordance with Rule 144 (or any similar provision then in force) under the Securities Act.

          "Securities Purchase Agreements" shall mean the Securities Purchase Agreements dated the date hereof by and among the Holding Company, Dover Saddlery, Inc., a Massachusetts corporation, and the institutional investors named therein, as amended, modified or supplemented from time to time.

          "transfer" shall mean any sale, pledge, gift, assignment or other transfer.


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     2. Restriction on Transfers of Restricted Securities by Restricted
Securityholders.

          (a) The Holding Company shall not register the transfer of, or otherwise permit the transfer of, any Restricted Securities by any Restricted Securityholder (other than pursuant to a Sale to the Public) unless (i) such transfer has been consummated in accordance with the terms hereof and (ii) the new holder thereof shall first have become a party to this Agreement and shall have agreed in writing to be bound by all of the terms and conditions hereof applicable to the Restricted Securityholder from whom such new holder shall have acquired such Restricted Securities. Any transfer of Restricted Securities by any Restricted Securityholder which is not consummated in accordance with this Agreement shall be void.

          (b) Notwithstanding anything to the contrary set forth herein, the Restricted Securityholder may pledge any Restricted Securities held by him to any holder of Senior Debt (as defined in the Subordination Agreement) and, if such holder of Senior Debt becomes the transferee of any such pledged securities, such pledged securities shall not be subject to, and such holder of Senior Debt and any transferee thereof shall not be bound by or enjoy the benefits of, this Agreement.

     3. Co-Sale Rights of Institutional Investors; Drag-Along Rights of Stephen
L. Day.

     3.1. Co-Sale Rights of Institutional Investors. No Restricted Securityholder shall transfer any Restricted Securities owned by such Restricted Securityholder, directly or indirectly, to any other Person except in accordance with this Agreement.

          (a) If any Restricted Securityholder at any time proposes to transfer any Restricted Securities, then, as a condition precedent thereto, such Restricted Securityholder shall afford each Institutional Investor the right to participate in such transfer in accordance with this section 3.1.

          (b) Any Restricted Securityholder wishing to transfer any Restricted Securities shall give written notice thereof to each Institutional Investor (a "Notice of Transfer") not less than 30 nor more than 45 days prior to any proposed transfer of any such Restricted Securities. Each such Notice of Transfer shall:

               (i) specify in reasonable detail (A) the number and kind of Restricted Securities which such Restricted Securityholder proposes to transfer, (B) the identity of the proposed transferee or transferees of such Restricted Securities, (C) the time within which, the price per share at which and all other terms and conditions upon which such Restricted Securityholder proposes to transfer such Restricted Securities and (D) the percentage of the Restricted


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          Securities then owned by such Restricted Securityholder which such
          Restricted Securityholder proposes to transfer to such proposed transferee or transferees;

               (ii) make explicit reference to this section and state that the right of each Institutional Investor to participate in such transfer under this section 3.1 shall expire unless exercised within 30 days after receipt of such Notice of Transfer; and

               (iii) contain an irrevocable offer by the selling Restricted Securityholder to such Institutional Investor to participate in the proposed transfer to the extent provided in section 3.1(c).

          (c) Each Institutional Investor shall have the right to transfer to the proposed transferee or transferees up to that number of shares of Common Stock owned by (or issuable to) such Institutional Investor which is equal to the Applicable Percentage (as hereinafter defined) (or, if such Institutional Investor shall elect, any lesser percentage) of the Restricted Securities proposed to be transferred by the selling Restricted Securityholder, at the same price per share and on the same terms and conditions as are applicable to the proposed transfer by such selling Restricted Securityholder (and, if and to the extent any Institutional Investor shall exercise such right, then the Restricted Securities to be transferred by the selling Restricted Securityholder shall be correspondingly reduced), provided that (i) the consideration to be paid to any Institutional Investor so electing to participate shall be paid in cash (unless such Institutional Investor shall elect otherwise) and (ii) no Institutional Investor shall be required in connection with any such transaction to make any representation, warranty or covenant other than a representation as to such Institutional Investor's power and authority to effect such transfer and as to such Institutional Investor's title to the shares of Common Stock to be transferred by it, provided further that, notwithstanding clause (ii) of the foregoing proviso, each Institutional Investor electing to participate in such proposed transfer shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the selling Restricted Securityholder in connection with such proposed transfer, so long as all indemnification obligations are shared among all transferors in proportion to the consideration paid to each transferor, but in no event shall the liability of any Institutional Investor under all such indemnification provisions exceed the aggregate proceeds actually paid to it in connection with such transfer. As used herein, the term "Applicable Percentage" as applied to any Institutional Investor on any date shall mean a fraction (expressed as a percentage), the numerator of which is the number of shares of Common Stock proposed to be transferred by such Institutional Investor on such date and the denominator of which is the sum of (x) the aggregate number of shares of Common Stock proposed to be transferred by such Institutional Investor and each other Institutional Investor who shall, have timely elected to participate in such proposed transfer and (y) the aggregate


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     number of Restricted Securities proposed to be transferred by the selling
     Restricted Securityholder, provided that in no event shall any Institutional Investor be entitled to sell to the proposed transferee or transferees a greater percentage of the shares of Common Stock then owned by (or issuable to) such Institutional Investor than the percentage of the shares of Common Stock then owned by the Restricted Securityholder which are to be sold by the Restricted Securityholder to the proposed transferee or transferees. All calculations pursuant to this section 3.1 shall be on a fully-diluted basis (assuming the conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Common Stock) and shall be carried out to a tenth of a share and then rounded to the nearest share.

          (d) Each Institutional Investor must notify such selling Restricted Securityholder, within 30 days after receipt of the Notice of Transfer, if such Institutional Investor desires to accept such offer and to transfer any shares of Common Stock owned by (or issuable to) such Institutional Investor in accordance with this section 3.1. The failure of any Institutional Investor to provide such notice within such 30-day period shall, for the purposes of this section 3.1, be deemed to constitute a waiver by such Institutional Investor of its right to sell any of its shares of Common Stock in connection with the proposed transfer described in such Notice of Transfer. The selling Restricted Securityholder will use commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Institutional Investors in such proposed transfer and will not consummate any such proposed transfer unless each Institutional Investor electing to participate therein is permitted to participate in accordance with the provisions of this section 3.1. No Institutional Investor shall be obligated to sell any shares of Common Stock pursuant to this section 3.1. Any and all sales of shares of Common Stock by any Institutional Investor pursuant to this section 3.1 shall be made either concurrently with or prior to the sale of Restricted Securities by the selling Restricted Securityholder.

          (e) Notwithstanding anything to the contrary contained in this section 3.1, no Institutional Investor shall have any rights pursuant to this section 3.1 to participate in any transfer by any Restricted Securityholder
     (i) to (A) any member of his family (or to trusts the sole beneficiaries and trustees of which are such Restricted Securityholder and members of his family), (B) the estate of such Restricted Securityholder upon his death or
     (C) any entity wholly-owned by such Restricted Securityholder, provided that, in the case of this clause (i), any such transferee shall have become a party to this Agreement, as required under section 2 or (ii) in any Sale to the Public.


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     3.2. Drag Along Rights of Controlling Shareholders.

          (a) If at any time following the date hereof, the holders of a majority of the outstanding Shares of the Holding Company (calculated on a fully-diluted basis) but in any event including Stephen L. Day (the "Controlling Shareholders") shall enter into an agreement to sell in an arms-length transaction approved by the board of directors of the Holding Company all of the Restricted Securities owned by the Controlling Shareholders to any Person or group of Persons who are not affiliated with the Controlling Shareholders, and each of the other shareholders of the Holding Company (other than the Institutional Investors) sell their Shares in the Holding Company in such transaction, then the Controlling Shareholders may require that each Institutional Investor sell all of the Shares (and all securities convertible into or exchangeable or exercisable for Shares) of the Holding Company owned by such Institutional Investor to such Person or group of Persons at the same price per share and on the same terms and conditions as are applicable to the proposed sale by the Controlling Shareholders, provided that (i) the consideration to be paid to any Institutional Investor in such transaction shall be paid in cash or cash equivalents (unless such Institutional Investor shall elect otherwise) and (ii) no Institutional Investor shall be required in connection with any such transaction to make any representation, warranty or covenant other than a representation as to such Institutional Investor's power and authority to effect such sale and as to such Institutional Investor's title to the securities to be sold by it, provided further that, notwithstanding clause (ii) of the foregoing proviso, each Institutional Investor shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Controlling Shareholders connection with such proposed transfer, so long as all indemnification obligations are shared among all transferors in proportion to the consideration paid to each transferor, but in no event shall the liability of any Institutional Investor under all such indemnification provisions exceed the aggregate proceeds actually paid to it in connection with such transfer.

          (b) In order to exercise the rights under section 3.2(a), the Controlling Shareholders must give notice to each Institutional Investor not less than 30 days prior to the proposed date upon which the contemplated sale is to be effected. In addition, the Controlling Shareholders shall furnish to each Institutional Investor all material agreements, documents and instruments to be executed in connection with such transaction and shall afford each Institutional Investor a reasonable period of time within which to review such agreements, documents and instruments.

          (c) Nothing in this section 3.2 shall modify any of the rights of any Institutional Investor under any of the Operative Documents, including, without limitation, any rights such Institutional Investor may have on account of any transaction referred to in this section 3.2(a) under section 12 of the Securities Purchase Agreements.


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     4. Limitation on Transactions with Affiliates. From and after the date of this Agreement, and thereafter as long as any of the Preferred Shares or Conversion Shares remain outstanding, the Holding Company will not, and will not permit any of its Subsidiaries to, engage in any transaction (including, without limitation, the purchase, sale or exchange of any properties and assets or the rendering of any services) with an Affiliate of the Holding Company or of any of its Subsidiaries on terms less favorable to the Holding Company or any such Subsidiary in any material respect than would be obtainable at the time in comparable transactions with a Person not such an Affiliate.

     5. Registration, etc.

     5.1. Registration on Request.

          (a) In case the Holding Company shall receive from one or more holders of any Registrable Shares a written request or requests that the Holding Company effect any registration, qualification and/or compliance of any Registrable Shares held by (or issuable to) such holder or holders, and specifying the intended method of offering, sale and distribution, the Holding Company will:

               (i) promptly give written notice of the proposed registration, qualification and/or compliance to each holder of any Registrable Shares; and

               (ii) as soon as practicable, effect such registration, qualification and/or compliance (including, without limitation, the execution of an undertaking for post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of such amount of Registrable Shares as is specified in a written request or requests, made within 30 days after receipt of such written notice from the Holding Company, by any holder or holders of any Registrable Shares.

          (b) The obligations of the Holding Company under this section 5.1 to effect any such registration, qualification and/or compliance are subject to the following qualifications:

               (i) the Holding Company shall only be obligated to effect three registrations pursuant to this section 5.1, provided that if, in connection with any registration of Registrable Shares effected pursuant to this section 5.1, the holders of Registrable Shares requesting registration are unable for any reason to include in such registration all of the Registrable Shares for which registration has been requested, then the holder or holders of the Registrable


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          Shares shall be entitled to an additional registration of Registrable
          Shares pursuant to this section 5.1;

               (ii) the Holding Company shall not be obligated to effect any registration requested pursuant to this section 5.1 prior to the expiration of 120 days after the consummation of the Holding Company's initial public offering;

               (iii) the Holding Company shall not be obligated to effect any registration requested pursuant to this section 5.1 unless it shall have been requested to do so by the holder or holders of a majority of the Registrable Shares at the time outstanding;

               (iv) the Holding Company shall not include in any registration, qualification or compliance requested pursuant to this section 5.1 any other securities (including, without limitation, those to be issued and sold by the Holding Company), if as a result of including any such other securities there is any reduction in the number of Registrable Shares to be included therein or in the estimated price to the public of such Registrable Shares, without the prior written consent of holders of a majority of the Registrable Shares to be included in such registration, qualification or compliance; and

               (v) the Holding Company shall pay all Registration Expenses related to any registration, qualification and compliance effected pursuant to this section 5.1.

     5.2. Incidental Registration.

          (a) If the Holding Company at any time or from time to time shall determine to effect the registration, qualification and/or compliance of any of its equity securities (whether in connection with an offering by the Holding Company or others) (otherwise than pursuant to a registration on a form inappropriate for an underwritten public offering or relating solely to securities to be issued in a merger, acquisition of the stock or assets of another entity or in a similar transaction), then, in each such case (including the Holding Company's initial public offering), the Holding Company will:

               (i) promptly give written notice of the proposed registration, qualification and/or compliance (which shall include a list of the jurisdictions in which the Holding Company intends to register or qualify such securities under the applicable blue sky or other state securities laws) to each holder of any Registrable Shares; and

               (ii) include among the securities which it then registers or qualifies all Registrable Shares specified by any holder thereof in a written request or


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          requests, made within 30 days after receipt of such written notice from the Holding Company.

          (b) The obligations of the Holding Company under this section 5.2 are subject to the following qualifications:

               (i) the Holding Company shall pay all Registration Expenses related to any registration, qualification or compliance effected pursuant to this section 5.2; and

               (ii) if, in connection with any underwritten offering pursuant to this section 5.2, the managing underwriter shall impose a limitation on the number or kind of securities which may be included in any such registration for sale by any Person other than the Holding Company because, in its reasonable judgment, such limitation is necessary to effect an orderly public distribution, then the Holding Company shall be obligated to include in such registration statement only such limited portion of the Registrable Shares (which may be none) as is determined in good faith by such managing underwriter, provided that, if any securities are being offered for the account of any Person other than the Holding Company and the holders of the Registrable Shares, the reduction in the number of Registrable Shares included in such registration shall not represent a greater percentage of the amount of Registrable Shares originally requested to be registered and sold in such registration than the lowest such percentage reduction imposed upon any other Person.

     5.3. Permitted Registration. If and to the extent that any holder or holders of any Registrable Shares shall have, at the time of delivery of the written request referred to in section 5.2, no present intention of selling or distributing such securities, the Holding Company shall be obligated to effect the registration, qualification and compliance of such securities of such holder or holders only if and to the extent, in each case, that such registration, qualification and compliance are at the time permitted by the applicable statutes or rules and regulations thereunder or the practices of the governmental authority concerned.

     5.4. Registration Procedures. In the case of each registration, qualification and/or compliance contemplated by this section 5, the Holding Company will keep the holder or holders of Registrable Shares advised in writing as to the initiation of proceedings for such registration, qualification and compliance and as to the completion thereof, and will advise each such holder, upon request, of the progress of such proceedings. In addition, the Holding Company will follow procedures customarily observed by issuers in registered public offerings, and accord to the holder or holders of Registrable Shares all rights (including, without limitation, the right to perform appropriate "due diligence") customarily accorded to selling stockholders in secondary distributions and to managing underwriters if the transaction in question is or were an underwritten public offering. At the expense of the Holding

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Company or of the party or parties bearing the expenses of such registration, qualification and compliance, the Holding Company will (a) keep such registration, qualification and compliance current and effective by such action as may be necessary or appropriate, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus, for such period as is necessary to permit the sale and distribution of the Registrable Shares pursuant thereto, but in no event longer than six months, (b) take all necessary action under any applicable blue sky or other state securities law to permit such sale and/or distribution, all as requested by the holder or holders of Registrable Shares included therein, (c) comply with applicable requirements of all regulatory entities, including, without limitation, the National Association of Securities Dealers, Inc., (d) furnish each holder of Registrable Shares included therein such number of registration statements, prospectuses, supplements, amendments, offering circulars and other documents incidental thereto as such holder from time to time may reasonably request, (e) list all Registrable Shares on each securities exchange on which securities of the same class are then listed and (f) furnish (or cause to be furnished) to each holder of Registrable Shares, all undertakings, agreements, certificates, opinions, financial statements and "comfort letters" of the sort customarily provided to selling stockholders in secondary distributions and to the managing underwriters, if the transaction in question is or were an underwritten public offering.

     5.5. Indemnification. Without limiting the generality of any other indemnification provision contained in any of the Operative Documents, the Holding Company will indemnify, defend and hold harmless each holder of Registrable Shares included in any registration, qualification and/or compliance contemplated by this section 5 and each underwriter of such securities, and each Person, if any, who controls each such holder and underwriter within the meaning of the Securities Act, and their respective directors, officers, employees, agents, advisors and Affiliates (each, an "Indemnified Person"), to the fullest extent enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, supplement, amendment, offering circular or other document related to any registration, qualification or compliance or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation (or alleged violation) of the Securities Act or other securities laws in connection with any such registration, qualification or compliance, and will reimburse each such Indemnified Person for any legal or any other expenses reasonably incurred in connection with investigating and/or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability, action or violation; provided that the Holding Company will not be liable in any such case to any such Indemnified Person if, but only to the extent that, any such claim, loss, damage, liability, action, violation or expense is finally determined to arise out of or result from any untrue statement in or omission from written information furnished to the Holding Company by an instrument duly executed by such Indemnified Person and stated to be specifically for use therein. Each holder of Registrable Shares will, if securities held by such holder are included in a registration effected pursuant to this section 5, indemnify, defend and hold harmless the Holding Company, each of its directors and officers who signs the related registration statement, and each Person, if any, who controls the Holding Company within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, supplement, amendment, offering circular or other document or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holding Company and such directors, officers or Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in (or omitted from) such registration statement, prospectus, supplement, amendment, offering circular or other document in reliance upon and in conformity with written information furnished to the Holding Company by an instrument duly executed by such holder and stated to be specifically for use therein; provided that the liability of any such holder under this section 5.5 shall be limited to the net sales proceeds actually received by such holder as a result of the sale by it of securities in such registration.

     5.6. Restrictions on Other Agreements. The Holding Company will not grant any right relating to the registration of its securities if the exercise thereof interferes with or is inconsistent with or will delay (or could reasonably be expected to interfere with or be inconsistent with or delay) the exercise and enjoyment of any of the rights granted under this section 5, without the written consent of the holder or holders of a majority of the Registrable Shares at the time outstanding, which consent may be given or withheld in the sole discretion of such holders. The Holding Company will not permit any of its Subsidiaries to effect, or to grant any right relating to, the registration of its securities.

     6. Board Visitation Rights. Reference is hereby made to section 13 of the Securities Purchase Agreements for certain provisions relating to "board visitation rights" of the holders of the Securities, to which provisions each of the Restricted Securityholders hereby consents.

     7. Voting Agreement With Respect to the Board of Directors of the Holding Company, etc.

          (a) At the request of the Required Holders of the Purchased Shares, each Restricted Securityholder shall cause a special election of directors of the Holding Company to be held as promptly as practicable and shall vote, or cause to be voted, in such election and in each subsequent election of the directors of the Holding Company (whether at a meeting or by written consent in lieu of a meeting), all Restricted Securities entitled to vote in such election which are held by such Restricted Securityholder (or over which such Restricted Securityholder has voting control) so as to assure that (i) the board of directors of the Holding Company, following such election, shall have as a member thereof at least one individual designated by the Required Holders of the Purchased Shares and (ii) the board of directors of the Holding Company shall have not more than seven members.

          (b) The Required Holders of the Preferred Shares shall be entitled to remove from the Holding Company's board of directors the individual so designated by them with or without cause and to designate a replacement for any individual so removed.

          (c) Each Restricted Securityholder holding (or having voting control over) Restricted Securities entitled to vote in any election of directors of the Holding Company hereby grants to the Required Holders of the Purchased Shares an irrevocable proxy, coupled with an interest, to vote all such Restricted Securities to the extent necessary to carry out the provisions of this section 7 in the event of any breach by such Restricted Securityholder of such Person's obligations under this section 7 (in which event the Required Holders of the Purchased Shares shall vote such Restricted Securities so as to carry out the provisions of this section 7).

     8. Legends. So long as any Restricted Securities held by any Restricted Securityholder are subject to the provisions of this Agreement, all certificates or instruments representing such securities shall bear a legend in substantially the following form:

          The securities represented hereby are subject to the terms of the Stockholders and Registration Rights Agreement dated September 17, 1998 by and among Dover Saddlery, Inc., a Delaware corporation (the "Holding Company"), and certain other persons. A copy of such Stockholders and Registration Rights Agreement is on file at the Holding Company's principal offices and, upon written request to the Secretary of the Holding Company, a copy thereof will be mailed or otherwise provided without charge within five days of receipt of such request to appropriately interested persons.

     9. Termination of this Certain Provisions of this Agreement. The provisions set forth in sections 2, 3 and 7 of this Agreement shall be of no further force or effect following (a) the consummation of a Qualifying Public Offering, (b) the registration of such securities under the Exchange Act and (c) the listing of such securities on a national exchange or market system for trading. The other provisions of this Agreement shall continue in force until such time as there are no Purchased Shares and/or Conversion Shares outstanding.

     10. Notices. All communications provided for herein shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid),
(b) by a recognized overnight
delivery service (charges prepaid), or (c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth on Exhibit A attached hereto. Any party may change its address (or telecopy number) by notice to each of the other parties in accordance with this section
10. Communications under this Agreement shall be deemed given only when actually received.

     11. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by and shall be binding upon each of the parties hereto and their respective heirs, executors, successors, and assigns.

     12. Amendments and Waivers. This Agreement may not be amended except by a written instrument signed by the Holding Company, each Restricted Securityholder and each Institutional Investor. No course of dealing between any parties hereto and no delay by any party in exercising its rights hereunder shall operate as a waiver of any rights of any party. No waiver shall be deemed to be made by any party of its rights hereunder unless the same shall be in writing signed on behalf of such party, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights or obligations of any other party in any other respect at any other time.

     13. Specific Performance. The parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

     14. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each of the parties hereto, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in The Commonwealth of Massachusetts and consents to the jurisdiction of the courts of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each of the parties hereto further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail (return receipt requested) in accordance with section 10 or as otherwise provided under the laws of The Commonwealth of Massachusetts. Notwithstanding the foregoing, each of the parties hereto agrees that nothing contained in this section 14 shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than The Commonwealth of Massachusetts. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     15. Miscellaneous. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the parties hereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                        DOVER SADDLERY, INC., a Delaware
                                        corporation


                                        By /s/ Stephen L. Day
                                           -------------------------------------
                                           Its President                 (Title)
                                           Stephen L. Day, President


                                        /s/ Stephen L. Day
                                        ----------------------------------------
                                        Stephen L. Day


                                        CITIZENS VENTURES, INC.


                                        By /s/ Gregory F. Mulligan
                                           -------------------------------------
                                           Managing Director             (Title)
                                           Gregory F. Mulligan,
                                           Managing Director

                                                                       Exhibit A

                              Addresses for Notices

(a)  If to the Holding Company or Stephen L. Day, to such Person at:

     c/o Dover Saddlery, Inc.
     41 Pope Road
     Holliston, Massachusetts 01746
     Attention: Stephen L. Day, President
     Telecopy No.: (508)429-8295

     with a copy (which shall not constitute notice) to:

     Pepe & Hazard LLP
     Goodwin Square
     Hartford, Connecticut 06103-4302
     Attention: James C. Schulwolf, Esq.
     Telecopy No.: (860) 522-2796

(b)  If to Citizens Ventures, Inc., to it at:

     28 State Street, 15th floor
     Boston, Massachusetts 02109
     Attention: Gregory F. Mulligan
     Telecopy No.: (617) 725-5630

     with a copy (which shall not constitute notice) to:

     Choate, Hall & Stewart
     Exchange Place
     53 State Street
     Boston, Massachusetts 02109
     Attention: W. Brewster Lee, Esq.
     Telecopy No.: (617)248-4000


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